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                                                                    Exhibit 99.1

Media Contact: Scott Chase            Investor Contact:  Seth Levine
               FirstWorld                                FirstWorld
               (303) 874-2443                            (303) 874-8010
               scott.chase@firstworld.com                investor@firstworld.com
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       FirstWorld EXPANDS INTO UTAH, ACQUIRING SALT LAKE CITY ISP INQUO
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        Utah Deal Marks Third Acquisition in Three Weeks by FirstWorld


     DENVER (June 23, 1999) - FirstWorld Communications Inc., a Denver-based Internet solutions and telecommunications company, announced that it has agreed to acquire inQuo (www.inquo.com), an independent Internet service provider in the Salt Lake City area, for $1.15 million, less debt and deferred revenue. The deal marks FirstWorld's entry into Utah, where it plans to offer a full range of business communications solutions including high-speed access via DSL (digital subscriber line), web design and hosting, electronic commerce support, and local and long distance telephony.

     inQuo is a leading provider of dedicated Internet access to businesses in Salt Lake. The Utah acquisition is the third Internet solutions company to be purchased by FirstWorld in the last three weeks. During June, FirstWorld has expanded into Texas and Colorado with the acquisitions of Hypercon, a leading ISP based in Houston and Internet Express, one of Colorado's largest independent ISPs.

     "With FirstWorld and inQuo joining forces in Salt Lake City, small and medium sized businesses will receive a superior level of customer service and gain access to complete end-to-end Internet solutions that will help the business thrive," said Sheldon S. Ohringer, FirstWorld's president and chief executive officer. "With these solutions, business owners will be able to run their companies more efficiently and reach an entirely new customer base."
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     "By combining inQuo with FirstWorld, we will heighten our ability to offer end-to-end solutions to businesses," said Pete Kruckenberg, president of inQuo. "We look forward to leveraging our Internet expertise and knowledge of Salt Lake City to help establish FirstWorld as a leading provider of Internet solutions in Utah."

About FirstWorld

     FirstWorld Communications, Inc. headquartered in Denver, CO, is an Internet solutions and telecommunications provider that delivers a complete range of Internet services, web integration and consulting and telephony solutions to small and medium sized businesses. For more information, visit the company's Web site at www.firstworld.com.
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